Exhibit 4.1

NORTHWESTERN CORPORATION

TO

THE BANK OF NEW YORK MELLON
(formerly The Bank of New York)

AND

PHILIP L. WATSON

As Trustees under Mortgage and
Deed of Trust, dated as of
October 1, 1945, with NorthWestern Corporation

THIRTY-THIRD SUPPLEMENTAL INDENTURE

Providing, among other things, for

First Mortgage Bonds, 4.176% Series due 2044

Dated as of November 1, 2014

THIRTY-THIRD SUPPLEMENTAL INDENTURE

THIS THIRTY-THIRD SUPPLEMENTAL INDENTURE, dated as of November 1, 2014, between NORTHWESTERN CORPORATION, a corporation duly incorporated and existing under the laws of the State of Delaware (hereinafter called the “Company”), having its principal office at 3010 West 69th Street, Sioux Falls, South Dakota, 57108, and THE BANK OF NEW YORK MELLON (formerly The Bank of New York) (hereinafter called the “Corporate Trustee”), a corporation of the State of New York, whose principal corporate trust office is located at 101 Barclay Street, New York, New York, 10286 (successor to MORGAN GUARANTY TRUST COMPANY OF NEW YORK (formerly Guaranty Trust Company of New York)), and PHILIP L. WATSON, whose post office address is c/o The Bank of New York Mellon, 101 Barclay Street, New York, New York, 10286 (successor to Arthur E. Burke, Karl R. Henrich, H.H. Gould, R. Amundsen, P.J. Crowley, W.T. Cunningham, Douglas J. MacInnes, MaryBeth Lewicki and Ming Ryan) (said Philip L. Watson being hereinafter sometimes called the “Co-Trustee”, and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the “Trustees”), as Trustees under the Mortgage and Deed of Trust, dated as of October 1, 1945 (hereinafter called the “Mortgage” and, together with any indentures supplemental thereto, the “Indenture”), which Mortgage was executed and delivered by The Montana Power Company, a corporation of the State of New Jersey (hereinafter called the “Company-New Jersey”), as indirect predecessor under the Mortgage to the Company (the Company being successor under the Mortgage to NorthWestern Energy, L.L.C. (hereinafter called “NorthWestern Energy”), formerly known as The Montana Power, L.L.C., a limited liability company of the State of Montana, and NorthWestern Energy being the successor under the Mortgage to The Montana Power Company, a corporation of the State of Montana (hereinafter called the “Company-Montana”)), to Guaranty Trust Company of New York and Arthur E. Burke, as Trustees, to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this instrument (hereinafter called the “Thirty-third Supplemental Indenture”) being supplemental thereto;

WHEREAS, by the Mortgage, the Company-New Jersey covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Indenture and to make subject to the lien of the Indenture any property thereafter acquired, made or constructed and intended to be subject to the lien thereof; and

WHEREAS, the Company-New Jersey executed and delivered to the Trustees its First Supplemental Indenture, dated as of May 1, 1954 (hereinafter called the “First Supplemental Indenture”), and its Second Supplemental Indenture, dated as of April 1, 1959 (hereinafter called the “Second Supplemental Indenture”); and

WHEREAS, the Company-New Jersey was merged into the Company-Montana on November 30, 1961, and to evidence the succession of the Company-Montana to the Company-New Jersey for purposes of the bonds and the Indenture and the assumption by the Company-Montana of the covenants and conditions of the Company-New Jersey in the bonds and in the Indenture contained and to enable the Company-Montana to have and exercise the powers and rights of the Company-New Jersey under the Indenture in accordance with the terms thereof, the

Company-Montana executed and delivered to the Trustees its Third Supplemental Indenture, dated as of November 30, 1961 (hereinafter called the “Third Supplemental Indenture”); and

WHEREAS, the Company-Montana executed and delivered to the Trustees its Fourth Supplemental Indenture, dated as of April 1, 1970 (hereinafter called the “Fourth Supplemental Indenture”); its Fifth Supplemental Indenture, dated as of April 1, 1971 (hereinafter called the “Fifth Supplemental Indenture”); its Sixth Supplemental Indenture, dated as of March 1, 1974 (hereinafter called the “Sixth Supplemental Indenture”); its Seventh Supplemental Indenture, dated as of December 1, 1974 (hereinafter called the “Seventh Supplemental Indenture”); its Eighth Supplemental Indenture, dated as of July 1, 1975 (hereinafter called the “Eighth Supplemental Indenture”); its Ninth Supplemental Indenture, dated as of December 1, 1975 (hereinafter called the “Ninth Supplemental Indenture”); its Tenth Supplemental Indenture, dated as of January 1, 1979 (hereinafter called the “Tenth Supplemental Indenture”); its Eleventh Supplemental Indenture, dated as of October 1, 1983 (hereinafter called the “Eleventh Supplemental Indenture”); its Twelfth Supplemental Indenture, dated as of January 1, 1984 (hereinafter called the “Twelfth Supplemental Indenture”); its Thirteenth Supplemental Indenture, dated as of December 1, 1991 (hereinafter called the “Thirteenth Supplemental Indenture”); its Fourteenth Supplemental Indenture, dated as of January 1, 1993 (hereinafter called the “Fourteenth Supplemental Indenture”); its Fifteenth Supplemental Indenture, dated as of March 1, 1993 (hereinafter called the “Fifteenth Supplemental Indenture”); its Sixteenth Supplemental Indenture, dated as of May 1, 1993 (hereinafter called the “Sixteenth Supplemental Indenture”); its Seventeenth Supplemental Indenture, dated as of December 1, 1993 (hereinafter called the “Seventeenth Supplemental Indenture”); its Eighteenth Supplemental Indenture, dated as of August 5, 1994 (hereinafter called the “Eighteenth Supplemental Indenture”); its Nineteenth Supplemental Indenture, dated as of December 16, 1999 (hereinafter called the “Nineteenth Supplemental Indenture”); and its Twentieth Supplemental Indenture, dated as of November 1, 2001 (hereinafter called the “Twentieth Supplemental Indenture”); and

WHEREAS, the Company-Montana was merged into NorthWestern Energy (under its then name, The Montana Power, L.L.C.) on February 13, 2002; and to evidence the succession of NorthWestern Energy (under its then name, The Montana Power, L.L.C.) to the Company-Montana for purposes of the bonds and the Indenture and the assumption by NorthWestern Energy (under its then name, The Montana Power, L.L.C.) of the covenants and conditions of the Company-Montana in the bonds and in the Indenture contained and to enable NorthWestern Energy (under its then name, The Montana Power, L.L.C.) to have and exercise the powers and rights of the Company-Montana under the Indenture in accordance with the terms thereof, NorthWestern Energy (under its then name, The Montana Power, L.L.C.) executed and delivered to the Trustees its Twenty-first Supplemental Indenture, dated as of February 13, 2002 (hereinafter called the “Twenty-first Supplemental Indenture”); and

WHEREAS, NorthWestern Energy changed its name from The Montana Power, L.L.C. to NorthWestern Energy, L.L.C. on March 19, 2002; and

WHEREAS, NorthWestern Energy transferred, subject to the Lien of the Indenture, substantially all of the Mortgaged and Pledged Property as an entirety to the Company on November 20, 2002 (the “Transfer Date”), and to evidence the succession of the Company to NorthWestern Energy for purposes of the bonds and the Indenture and the assumption by the

Company of the covenants and conditions of NorthWestern Energy in the bonds and in the Indenture contained and to enable the Company to have and exercise the powers and rights of NorthWestern Energy under the Indenture in accordance with the terms thereof, the Company executed and delivered to the Trustees its Twenty-second Supplemental Indenture, dated as of November 15, 2002 (hereinafter called the “Twenty-second Supplemental Indenture”); and

WHEREAS, the Company executed and delivered to the Trustees its Twenty-third Supplemental Indenture, dated as of February 1, 2003 (hereinafter called the “Twenty-third Supplemental Indenture”); its Twenty-fourth Supplemental Indenture, dated as of November 1, 2004 (hereinafter called the “Twenty-fourth Supplemental Indenture”); its Twenty-fifth Supplemental Indenture, dated as of April 1, 2006 (hereinafter called the “Twenty-fifth Supplemental Indenture”); its Twenty-sixth Supplemental Indenture, dated as of September 1, 2006 (hereinafter called the “Twenty-sixth Supplemental Indenture”); its Twenty-seventh Supplemental Indenture, dated as of March 1, 2009 (hereinafter called the “Twenty-seventh Supplemental Indenture”); its Twenty-eighth Supplemental Indenture, dated as of October 1, 2009 (hereinafter called the “Twenty-eighth Supplemental Indenture”); its Twenty-ninth Supplemental Indenture, dated as of May 1, 2010 (hereinafter called the “Twenty-ninth Supplemental Indenture”); its Thirtieth Supplemental Indenture, dated as of August 1, 2012 (hereinafter called the “Thirtieth Supplemental Indenture”); its Thirty-first Supplemental Indenture, dated as of December 1, 2013 (hereinafter called the “Thirty-first Supplemental Indenture”) and its Thirty-second Supplemental Indenture, dated as of November 1, 2014 (hereinafter called the “Thirty-second Supplemental Indenture”); and

WHEREAS, the Mortgage and the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-first, Twenty-second, Twenty-third, Twenty-fourth, Twenty-fifth, Twenty-sixth, Twenty-seventh, Twenty-eighth, Twenty-ninth, Thirtieth, Thirty-first, and Thirty-second Supplemental Indentures were recorded in the official records of various counties and states as required by the Indenture; and

WHEREAS, the Company expects to record this Thirty-third Supplemental Indenture in the official records of various counties and states as required by the Indenture;

WHEREAS, an instrument dated March 15, 1955 was executed by the Company-New Jersey appointing Karl R. Henrich as Co-Trustee in succession to said Arthur E. Burke, resigned, under the Mortgage and by Karl R. Henrich accepting the appointment as Co-Trustee under the Mortgage in succession to said Arthur E. Burke, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated June 29, 1962 was executed by the Company-Montana appointing H.H. Gould as Co-Trustee in succession to said Karl R. Henrich, resigned, under the Mortgage and by H.H. Gould accepting the appointment as Co-Trustee under the Mortgage in succession to said Karl R. Henrich, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated June 22, 1973 was executed by the Company-Montana appointing R. Amundsen as Co-Trustee in succession to said H.H. Gould, resigned, under the

Mortgage and by R. Amundsen accepting the appointment as Co-Trustee under the Mortgage in succession to said H.H. Gould, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated July 1, 1986 was executed by the Company-Montana appointing P.J. Crowley as Co-Trustee in succession to said R. Amundsen, resigned, under the Mortgage and by P.J. Crowley accepting the appointment as Co-Trustee under the Mortgage in succession to said R. Amundsen, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, by the Eighteenth Supplemental Indenture, the Company-Montana appointed (i) W.T. Cunningham as Co-Trustee in succession to said P.J. Crowley, resigned, under the Mortgage and W.T. Cunningham accepted the appointment as Co-Trustee under the Mortgage in succession to said P.J. Crowley, and (ii) The Bank of New York Mellon as Corporate Trustee in succession to Morgan Guaranty Trust Company of New York, resigned, under the Mortgage and The Bank of New York Mellon accepted the appointment as Corporate Trustee under the Mortgage in succession to said Morgan Guaranty Trust Company of New York, which supplemental indenture was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated March 29, 1999 was executed by the Company-Montana appointing Douglas J. MacInnes as Co-Trustee in succession to said W.T. Cunningham, resigned, under the Mortgage and by Douglas J. MacInnes accepting the appointment as Co-Trustee under the Mortgage in succession to said W.T. Cunningham, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, by the Twenty-third Supplemental Indenture, the Company appointed MaryBeth Lewicki as Co-Trustee in succession to said Douglas J. MacInnes, removed, under the Mortgage and MaryBeth Lewicki accepted the appointment as Co-Trustee under the Mortgage in succession to said Douglas J. MacInnes; and

WHEREAS, by the Twenty-fifth Supplemental Indenture, the Company appointed Ming Ryan as Co-Trustee in succession to said MaryBeth Lewicki, removed, under the Mortgage and Ming Ryan accepted the appointment as Co-Trustee under the Mortgage in succession to said Mary Beth Lewicki; and

WHEREAS, by the Thirtieth Supplemental Indenture, the Company appointed Philip L. Watson as Co-Trustee in succession to said Ming Ryan, removed, under the Mortgage and Philip L. Watson accepted the appointment as Co-Trustee under the Mortgage in succession to said Ming Ryan; and

WHEREAS, the Company-New Jersey, the Company-Montana or the Company has heretofore issued, in accordance with the provisions of the Mortgage, the following series of First Mortgage Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding

2-7/8% Series due 1975	$40,000,000	NONE
3-1/8% Series due 1984	6,000,000	NONE
4-1/2% Series due 1989	15,000,000	NONE
8-1/4% Series due 1974	30,000,000	NONE
7-1/2% Series due 2001	25,000,000	NONE
8-5/8% Series due 2004	60,000,000	NONE
8-3/4% Series due 1981	30,000,000	NONE
9.60% Series due 2005	35,000,000	NONE
9.70% Series due 2005	65,000,000	NONE
9-7/8% Series due 2009	50,000,000	NONE
11-3/4% Series due 1993	75,000,000	NONE
10/10-1/8% Series due 2004/2014	80,000,000	NONE
8-1/8% Series due 2014	41,200,000	NONE
7.70% Series due 1999	55,000,000	NONE
8-1/4% Series due 2007	55,000,000	NONE
8.95% Series 2022	50,000,000	NONE
Secured Medium-Term Notes	68,000,000	NONE
7% Series due 2005	50,000,000	NONE
6-1/8% Series due 2023	90,205,000	NONE
5.90% Series due 2023	80,000,000	NONE
0% Series due 1999	210,321,007	NONE
7.30% Series due 2006	150,000,000	NONE
Collateral (2002) Series due 2006	280,000,000	NONE
Collateral (2004) Series A due 2009	90,000,000	NONE
Collateral (2004) Series B due 2011	72,000,000	NONE
Collateral (2004) Series C due 2014	161,000,000	NONE
4.65% Series due 2023 (Twenty-seventh)	170,205,000	170,205,000
6.04% Series due 2016 (Twenty-eighth)	150,000,000	150,000,000
6.34% Series due 2019 (Twenty-ninth)	250,000,000	250,000,000
5.71% Series due 2039 (Thirtieth)	55,000,000	55,000,000
5.01% Series due 2025 (Thirty-first)	161,000,000	161,000,000
4.15% Series due 2042 (Thirty-second)	60,000,000	60,000,000
4.30% Series due 2052 (Thirty-third)	40,000,000	40,000,000
3.99% Series due 2028 (Thirty-fourth)	35,000,000	35,000,000
4.85% Series due 2043 (Thirty-fifth)	15,000,000	15,000,000

which bonds are also hereinafter sometimes called “Bonds of the First through Thirty-fifth Series”, respectively; and

WHEREAS, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Indenture as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Indenture; and

WHEREAS, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Indenture, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder; or the Company may cure any ambiguity contained therein or in any supplemental indenture or correct or supplement any provision therein or in any supplemental indenture which may be defective or inconsistent; or the Company may make other changes to the provisions thereof or of any supplemental indenture or add new provisions thereto or to any supplemental indenture or eliminate provisions therefrom or from any supplemental indenture, provided that the same does not adversely affect the interests of the Holders of any of the bonds then outstanding; or the Company may (in lieu of establishment by Resolution as provided in Section 8 of the Mortgage) establish the terms and provisions of any series of bonds other than the First Series; each by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Indenture shall be situated; and

WHEREAS, the Company now desires to create a new series of bonds (Bonds of the Thirty-sixth Series (as such term is defined below)) and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Indenture; and

WHEREAS, the execution and delivery by the Company of this Thirty-third Supplemental Indenture, and the terms of the Bonds of the Thirty-sixth Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That the Company, in consideration of the premises and of $1.00 to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Indenture, according to their tenor and effect and the performance of all the provisions of the Indenture (including any modification made as in the Mortgage provided) and of said bonds, and to confirm the lien of the Mortgage, as heretofore supplemented, on certain after-acquired property, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage, as heretofore supplemented) unto Philip L. Watson, Co-Trustee, and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Bank of New York Mellon, the Corporate Trustee, as Trustees under the Indenture, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all the following described properties of the Company located in the State of Montana, namely:

BEAVERHEAD COUNTY

Peterson Flats Substation (NWE-1085)

TOWNSHIP 10 SOUTH, RANGE 11 WEST, M.P.M.

Section 5:

Tract B1 of Certificate of Survey No. 1751BA, filed for the record on April 3rd, 2014, at 2:30 p.m. under Clerk and Recorder’s Reception No. 281275 and being a tract situated in the S1/2 of Section 5, Township 10 South, Range 11 West, M.P.M., Beaverhead County, Montana.

(Recording Reference:  Warranty Deed recorded April 4, 2014, in Book 380, Page 1450-1452, Document No. 281299 ; Certificate of Survey No. 1751BA, filed for the record on April 3rd, 2014, at 2:30 p.m. under Clerk and Recorder’s Reception No. 281275).

PARK COUNTY

Livingston Westside Substation (NWE-174)

TOWNSHIP 2 SOUTH, RANGE 9 EAST, M.P.M.

Section 14:

Lots 1,2,3,4,5 and 6 in Block 36, Palace Addition to the City of Livingston according to the official plat on file and of record in the office of the Clerk and Recorder of Park County, Montana. Also, Utility Site as depicted on Certificate of Survey No. 2472, filed in the office of the Clerk and Recorder of Park County on June 30, 2014, as Document No. 382535.

(Recording Reference: Warranty Deed recorded April 28, 1981 in Roll 34, Page 1112; Clerk and Recorder of Park County on June 30, 2014, as Document No. 382535).

SILVER BOW COUNTY

Butte General Office 2014 (NWE-1087)

TOWNSHIP 3 NORTH, RANGE 8 WEST, M.P.M.

Section 13:

NWE Tract of Certificate of Survey No. 1000A-AL, a survey amending Lots 18, 19, 20, 21, and 22 in Block 28 of the Butte Townsite and Parcel A1 of Certificate of Survey No. 999B-RB to the City and County of Butte Silver Bow, Montana, according to the official plat and survey thereof now on file and of record in the office of the County Clerk and Recorder.

(Recording References:  Certificate of Survey No. 1000A-AL, recorded June 17, 2014, as Document No. 665785.)

Together with all other property, real, personal and mixed, of the kind or nature specifically mentioned in the Mortgage, as heretofore supplemented, or of any other kind or nature (whether or not located in the State of Montana), acquired by the Company after the date of the execution and delivery of the Mortgage, as heretofore supplemented (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned or, subject to the provisions of subsection (I) of Section 87 of the Mortgage, as heretofore supplemented, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing, or of any general description contained in the Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all powerhouses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof, all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all franchises, consents or permits, all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.

TOGETHER with all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

IT IS HEREBY AGREED by the Company that, subject to the provisions of subsection (I) of Section 87 of the Mortgage, as heretofore supplemented, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and as fully embraced within the lien hereof and the lien of the Mortgage, as heretofore supplemented, as if such property, rights and franchises were now owned by the Company and were specifically described herein and conveyed hereby.

PROVIDED that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of the Mortgage, as supplemented, viz:  (1) cash, shares of stock, bonds, notes and other obligations and other securities not specifically pledged, paid, deposited, delivered or held under the Mortgage, as supplemented, or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; all aircraft, tractors, rolling stock, trolley coaches, buses, motor coaches, automobiles, motor trucks, and other vehicles and materials and supplies held for the purpose of repairing or replacing (in whole or part) any of the same; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage, as supplemented, or covenanted so to be; the Company’s contractual rights or other interest in or with respect to tires not owned by the Company; (4) the last day of the term of any lease or leasehold which may be or become subject to the lien of the Mortgage, as supplemented; (5) electric energy, gas, steam, water, ice, and other materials or products generated, manufactured, produced, purchased or acquired by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties and all Gas and Oil Production Property, as defined in Section 4 of the Mortgage, as supplemented; (6) the Company’s franchise to be a corporation; and (7) any property heretofore released pursuant to any provisions of the Indenture and not heretofore disposed of by the Company-New Jersey, the Company-Montana, NorthWestern Energy or the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage, as supplemented, in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto the Co-Trustee and (to the extent of its legal capacity to hold the same for the purposes hereto) unto the Corporate Trustee, as Trustees, and their successors and assigns forever.

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Thirty-third Supplemental Indenture being supplemental thereto.

AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as Trustees of said property in the same manner and with the same effect as if the said property had been owned by the Company-New Jersey at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to the Trustees, by the Mortgage as a part of the property therein stated to be conveyed.

SUBJECT NEVERTHELESS, to the limitation permitted by subsection (I) of Section 87 of the Mortgage, as supplemented, namely, that notwithstanding the foregoing, the Mortgage, as supplemented, shall not become or be or be required to become or be a lien upon any of the properties or franchises owned by the Company on the Transfer Date or thereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) except (a) those acquired by it from NorthWestern Energy, and improvements, extensions and additions thereto and renewals and replacements thereof, (b) the property made and used by the Company as the basis under any of the provisions of the Indenture for the authentication and delivery of additional bonds or the withdrawal of cash or the release of property or a credit under Section 39 or Section 40 of the Indenture, and (c) such franchises, repairs and additional property as may be acquired, made or constructed by the Company (1) to maintain, renew and preserve the franchises covered by the Indenture, or (2) to maintain the property mortgaged and intended to be mortgaged under the Indenture as an operating system or systems in good repair, working order and condition, or (3) in rebuilding or renewal of property, subject to the Lien under the Indenture, damaged or destroyed, or (4) in replacement of or substitution for machinery, apparatus, equipment, frames, towers, poles, wire, pipe, tools, implements and furniture, subject to the Lien thereunder, which shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operation of the property mortgaged and intended to be mortgaged thereunder; provided, however, that said limitation permitted by subsection (I) of Section 87 of the Mortgage, as supplemented, shall not apply to the Colstrip Property (as defined in the Twenty-ninth Supplemental Indenture), which pursuant to the Twenty-ninth Supplemental Indenture was expressly made subject to the Lien of the Mortgage, as supplemented, and constitutes Mortgaged and Pledged Property.

The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Indenture, as follows:

ARTICLE I

Thirty-sixth Series of Bonds
Section 1.01.        General Terms of Bonds to be Issued.

(a)           There is hereby created a series of bonds designated: “4.176% Series due 2044” (herein sometimes referred to as the Thirty-sixth Series; and the bonds of such Thirty-sixth Series are sometimes hereinafter referred to as the “Bonds of the Thirty-sixth Series”), each of which shall bear the descriptive title “First Mortgage Bond.” Bonds of the Thirty-sixth Series shall mature on November 15, 2044 and shall be issued as fully registered bonds in minimum denominations of $2,000 and in integral multiples of $1,000; they shall bear interest at the rate of 4.176% per annum, payable in arrears, the first interest payment to be made on May 15, 2015 and shall be for the period from the date of first authentication of the Bonds of the Thirty-sixth Series through May 14, 2015, with subsequent interest payments payable semiannually on November 15 and May 15 of each year (each such payment date, an “Interest Payment Date”) until the principal of the Bonds of the Thirty-sixth Series is paid or made available for payment; the principal of and interest on each Bond of the Thirty-sixth Series to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.  The Bonds of the Thirty-sixth Series shall be dated as in Section 10 of the Mortgage provided.

The Bonds of the Thirty-sixth Series shall be issued substantially in the form of Exhibit A hereto and as further provided in Article II of this Thirty-third Supplemental Indenture, and shall be deposited with the Corporate Trustee as custodian for The Depository Trust Company (DTC) or such other depositary as may be subsequently designated (the “Depositary”), shall be registered in the name of the Depositary or a nominee of the Depositary and the aggregate principal amount of Bonds of the Thirty-sixth Series so issued may from time to time be increased (if there is a re-opening of the Bonds of the Thirty-sixth Series) or decreased by adjustments made on the records of the Corporate Trustee and the Depositary or its nominee.

At the option of the registered owner, any Bonds of the Thirty-sixth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

The Bonds of the Thirty-sixth Series shall be transferable upon the surrender thereof for cancellation, together with a written instrument of transfer in form approved by the Registrar, duly executed by the registered owner or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York.

Upon any exchange or transfer of Bonds of the Thirty-sixth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of Bonds of the Thirty-sixth Series.

(b)           Upon the delivery of this Thirty-third Supplemental Indenture, Bonds of the Thirty-sixth Series in the aggregate principal amount of $450,000,000 are to be issued and delivered, pursuant to Article V of the Mortgage, forthwith and will be Outstanding in addition to $170,205,000 aggregate principal amount of Bonds of the Twenty-seventh Series Outstanding, $150,000,000 aggregate principal amount of Bonds of the Twenty-eighth Series Outstanding, $250,000,000 aggregate principal amount of Bonds of the Twenty-ninth Series Outstanding, $55,000,000 aggregate principal amount of Bonds of the Thirtieth Series Outstanding, $161,000,000 aggregate principal amount of Bonds of the Thirty-first Series Outstanding,

$60,000,000 aggregate principal amount of Bonds of the Thirty-second Series Outstanding and $40,000,000 aggregate principal amount of Bonds of the Thirty-third Series Outstanding, $35,000,000 aggregate principal amount of Bonds of the Thirty-fourth Series Outstanding and $15,000,000 aggregate principal amount of Bonds of the Thirty-fifth Series Outstanding at the date of delivery of this Thirty-third Supplemental Indenture.

Subject to the terms and conditions of the Mortgage with respect to the basis for the authentication and delivery of bonds, the Bonds of the Thirty-sixth Series may be reopened and additional Bonds of the Thirty-sixth Series may be issued in excess of the amount initially authenticated and delivered, provided that such additional Bonds of the Thirty-sixth Series will contain the same terms (including the stated maturity and interest rate), except for the price to the public, the issue date, and, if applicable, the initial interest accrual date and first interest payment date, as the other Bonds of the Thirty-sixth Series. Any such additional Bonds of the Thirty-sixth Series, together with the Bonds of the Thirty-sixth Series initially authenticated, shall constitute a single series under the Mortgage; provided, that such additional Bonds shall not be issued with the same CUSIP, if any, as such Bonds initially authenticated, unless such additional Bonds are fungible with such initially authenticated Bonds for U.S. federal income tax purposes.

Section 1.02.        Redemption.

(a)           Except upon the occurrence of a Default as in the Indenture provided and as provided in Section 1.02(b)(ii) of this Article, the Bonds of the Thirty-sixth Series will not be subject to any mandatory redemption, sinking fund or other obligation of the Company to amortize, redeem or retire the Bonds of the Thirty-sixth Series prior to maturity and, in any case, the Bonds of the Thirty-sixth Series shall not be redeemable prior to maturity at the option of any Holder of Bonds of the Thirty-sixth Series.

(b)(i)       Bonds of the Thirty-sixth Series shall be redeemable, however, at the option of the Company subject to the requirements of the Indenture in whole or in part at any time and from time to time, prior to maturity, upon notice to the Holders of such Bonds of the Thirty-sixth Series at his, her or its address last appearing in the Bond Register by first class mail, mailed not less than 30 days but not more than 60 days prior to the date on which such Bonds of the Thirty-sixth Series are fixed to be redeemed (such date fixed for redemption, the “Optional Redemption Date”), in cash at a redemption price (the “Optional Redemption Price”) equal to (i) the sum of: (A) one hundred per centum (100%) of the principal amount of Bonds of the Thirty-sixth Series to be redeemed then Outstanding, and (B) if, with respect to the Bonds of the Thirty-sixth Series the Optional Redemption Date is earlier than May 15, 2044, the Make-Whole Amount, if any; plus (ii) accrued and unpaid interest to the Optional Redemption Date.  If the Optional Redemption Date is on or after May 15, 2044, any of the Bonds of the Thirty-sixth Series to be redeemed shall be redeemed at an Optional Redemption Price equal to 100% of the principal amount of such Bonds to be redeemed, plus accrued and unpaid interest to the Optional Redemption Date.  Unless the Company defaults in payment of the Optional Redemption Price, on and after the Optional Redemption Date interest will cease to accrue on the Bonds of the Thirty-sixth Series or portions thereof called for redemption.

(ii)           Bonds of the Thirty-sixth Series shall be subject to mandatory redemption subject to the requirements of the Indenture in whole but not in part if the transaction contemplated by that certain purchase and sale agreement dated as of September 26, 2013 (the “Acquisition Agreement”) by and between the Company and PPL Montana, LLC related to the Company’s pending acquisition of certain hydro-electric generating facilities located in Montana (the “Hydro Transaction”) does not close on or before February 15, 2015 or is terminated at any time on or prior to February 15, 2015, for cash on the Special Mandatory Redemption Date (as defined below), at a special mandatory redemption price (the “Special Mandatory Redemption Price”) for each $1,000 principal amount of Bonds of the Thirty-sixth Series to be redeemed equal to the sum of (i) $1,010 and (ii) accrued and unpaid interest on such Bonds of the Thirty-sixth Series to, but excluding, the Special Mandatory Redemption Date.  The “Special Mandatory Redemption Date” shall mean the earlier to occur of (i) March 30, 2015, if the Hydro Transaction has not closed on or before February 15, 2015, and (ii) forty days following the termination of the Acquisition Agreement.  Notice of such special mandatory redemption shall be sent in accordance with the requirements of the Indenture promptly following the occurrence of the event triggering redemption.  On the date that funds sufficient to pay the Special Mandatory Redemption Price of the Bonds of Thirty-sixth Series on the Special Mandatory Redemption Date are deposited with the Paying Agent or the Corporate Trustee, the Bonds of the Thirty-sixth Series will cease to accrue interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the Bonds of the Thirty-sixth Series shall terminate.  The provisions relating to special mandatory redemption provided in this Section 1.02(b)(ii) may not be waived or modified without the written consent of Holders of at least ninety percent (90%) of the outstanding principal amount of the Bonds of the Thirty-sixth Series.

(iii)           In the case of a partial redemption of the Bonds of the Thirty-sixth Series pursuant to clause (i), the Corporate Trustee shall select in a fair and appropriate manner the Bonds to be redeemed, subject to requirements of the Mortgage.  Any notice of intention to redeem pursuant to clause (i) need not specify the Optional Redemption Price but shall be sufficient if it sets forth in brief terms the manner in which such price is to be calculated.  Any notice of intention to redeem shall specify the Optional Redemption Date or Special Mandatory Redemption Date (which shall be a Business Day), as applicable, the aggregate principal amount of the Bonds of the Thirty-sixth Series to be redeemed on such date, the principal amount of each Bond held by such Holder to be redeemed, and the interest to be paid on the Optional Redemption Date or the Special Mandatory Redemption Date, as applicable, with respect to such principal amount being redeemed, and shall be accompanied, in the case of redemption pursuant to clause (i), by a certificate of an officer of the Company as to the estimated Make-Whole Amount, if any, due in connection with such redemption (calculated as if the date of such notice were the Optional Redemption Date), setting forth the details of such computation.  Two Business Days prior to the Optional Redemption Date, the Company shall deliver to each Holder of such Bonds, with a copy to the Corporate Trustee, a certificate of an officer specifying the calculation of such Make-Whole Amount, if any, as of the specified Optional Redemption Date.

(iv)           The Company shall not be required to make transfers or exchanges of Bonds for a period of ten (10) days next preceding any Interest Payment Date, or next preceding any designation of Bonds to be redeemed.  The Company shall not be required to make transfers or exchanges of any Bonds designated in whole or in part for redemption.

(c)           For purposes of this Section 1.02:

The term “Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Bond, the principal of such Bond that is to be prepaid pursuant to Section 1.02(b)(i).

“Discounted Value” means, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Bond is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Bond, .20% (20 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Bond, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 1.02(b)(i).

“Settlement Date” means, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be prepaid pursuant to Section 1.02(b)(i).

The Corporate Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in acting upon the calculation by the Company of any Optional Redemption Price or Special Mandatory Redemption Price of the Bonds.

Section 1.03.        Interest.

The Bonds of the Thirty-sixth Series shall bear interest for each Interest Period (as hereinafter defined) at a rate per annum of 4.176%.

The period commencing on an Interest Payment Date and ending on the day next preceding the next succeeding Interest Payment Date shall be an “Interest Period”; provided that the first Interest Period shall begin on the date of the first authentication of the Bonds and extend through May 14, 2015, the day preceding the first Interest Payment Date.

Interest payments for the Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If (x) an Interest Payment Date falls on a day that is not a Business Day, subject to clause (y) such Interest Payment Date will be the immediately succeeding Business Day with the same force and effect as if made on the original Interest Payment Date, and no interest shall accrue for the period from and after such original Interest Payment Date, and (y) any payment of principal of or Make-Whole Amount or premium on any Bond (including principal due on the Redemption Date or Stated Maturity of such Bond) and the accrued interest thereon that is due on a date that is not a Business Day shall be made on the next succeeding Business Day with the same force and effect as if made on the scheduled due date, except that in calculating the accrued interest due on such next succeeding Business Day the additional days elapsed shall be included. All dollar amounts resulting from such calculation will be rounded, if necessary, to the nearest cent with one-half cent rounded upward.

Interest on any Bond which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Bond (or one or more Predecessor Bonds) is registered at the close of business on the Record Date for such interest; provided, however, that interest payable at maturity (whether the stated maturity or maturity resulting from declaration of acceleration, call for redemption or otherwise) shall be payable to the Person to whom the principal of such Bond shall be payable.

ARTICLE II

Transfer and Exchange of Bonds; Book Entry
Section 2.01.        Form of Bonds.

(a)           The Bonds of the Thirty-sixth Series shall be substantially in the form of Exhibit A attached hereto.  Each Bond shall represent such aggregate principal amount of the outstanding Bonds as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Bonds from time to time endorsed thereon and that the aggregate principal amount of outstanding Bonds represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Bond to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Bonds represented thereby shall be made by the Corporate Trustee, the Depositary or the Bond Custodian, at the direction of the Corporate Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.03 of this Article.

(b)           The Corporate Trustee has been appointed by the Depositary to act as Bond Custodian with respect to the Global Bonds.

Section 2.02.       Transfer and Exchange of Global Bonds.  A Global Bond may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Bonds shall be exchanged by the Company for Certificated Bonds only if:

(a)           the Company delivers to the Corporate Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary for the Global Bonds or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or

(b)           the Company, at its option, notifies the Corporate Trustee in writing that it elects to cause issuance of the Bonds of the Thirty-sixth Series in certificated form, subject to the procedures of the Depositary; or

(c)           there has occurred and is continuing a Default with respect to the Bonds of the Thirty-sixth Series.

Upon the occurrence of any of the preceding events in (a), (b) or (c) above, Certificated Bonds shall be issued in such names as the Depositary shall instruct the Corporate Trustee.  Subject to the provisions of this Thirty-third Supplemental Indenture, Global Bonds also may be exchanged or replaced, in whole or in part, as provided in Sections 12 and 16 of the Indenture.  Every Bond of the Thirty-sixth Series authenticated and delivered in exchange for, or in lieu of, a Global Bond or any portion thereof, pursuant to

Sections 12 and 16 of the Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Bond.  A Global Bond may not be exchanged for another Bond of the Thirty-sixth Series other than as provided in this Section 2.02(c), however, beneficial interests in a Global Bond may be transferred and exchanged as provided in Sections 2.03, 2.04 or 2.07 of this Article.

Section 2.03.        Transfer and Exchange of Beneficial Interests in the Global Bonds.  The transfer and exchange of beneficial interests in the Global Bonds shall be effected through the Depositary, in accordance with the provisions of this Thirty-third Supplemental Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Bonds also shall require compliance with either subparagraph (a) or (b) below, as applicable, as well as one or more of the other following subparagraphs as applicable:

(a)           Transfer of Beneficial Interests in the Same Global Bond.  Beneficial interests in any Global Bond may be transferred only to Persons who take delivery thereof in the form of a beneficial interest in a Global Bond.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.03(a).

(b)           All Other Transfers and Exchanges of Beneficial Interests in Global Bonds.  In connection with all transfers and exchanges of beneficial interests (other than a transfer of a beneficial interest in a Global Bond to a Person who takes delivery thereof in the form of a beneficial interest in the same Global Bond), the transferor of such beneficial interest must deliver to the Registrar both (A) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Bond in an amount equal to the beneficial interest to be transferred or exchanged and (B) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Bond shall be registered to effect the transfer or exchange referred to in (A) above.

Section 2.04.        Transfer and Exchange of Certificated Bonds for Beneficial Interests in Global Bonds.

A Holder of a Certificated Bond may exchange such Bond of the Thirty-sixth Series for a beneficial interest in a Global Bond or transfer such Certificated Bonds to a Person who takes delivery thereof in the form of a beneficial interest in a Global Bond at any time.  Upon receipt of a request for such an exchange or transfer, the Corporate Trustee shall cancel the applicable Certificated Bond and increase or cause to be increased the aggregate principal amount of one of the Global Bonds.

If any such exchange or transfer from a Certificated Bond to a beneficial interest is effected pursuant to this Section 2.04 at a time when a Global Bond has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Article II of the Indenture, the Corporate Trustee shall authenticate one or more Global Bonds in an aggregate principal amount equal to the principal amount of beneficial interests transferred pursuant to this Section 2.04.

Section 2.05.        Transfer and Exchange of Certificated Bonds for Certificated Bonds.  Upon request by a Holder of Certificated Bonds and such Holder’s compliance with the provisions of this Section 2.05, the Registrar shall register the transfer or exchange of Certificated Bonds.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Certificated Bonds duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, pursuant to the provisions of this Section 2.05.

A Holder of Certificated Bonds may transfer such Bonds of the Thirty-sixth Series to a Person who takes delivery thereof in the form of a Certificated Bond.  Upon receipt of a request for such a transfer, the Registrar shall register the Certificated Bonds pursuant to the instructions from the Holder thereof.

Section 2.06.        Global Bond Legend.  Each Global Bond shall bear a legend in substantially the following form:

“THIS GLOBAL BOND IS HELD BY THE DEPOSITARY (AS DEFINED IN THE THIRTY-THIRD SUPPLEMENTAL INDENTURE GOVERNING THIS BOND) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE CORPORATE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE II OF THE THIRTY-THIRD SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL BOND MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.02 OF ARTICLE II OF THE THIRTY-THIRD SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL BOND MAY BE DELIVERED TO THE CORPORATE TRUSTEE FOR CANCELLATION PURSUANT TO ARTICLE II OF THE INDENTURE AND (IV) THIS GLOBAL BOND MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY OR ANY SUCCESSOR THERETO.”

Additionally, for so long as DTC is the Depositary with respect to any Global Bond, each such Global Bond shall also bear a legend in substantially the following form:

“UNLESS THIS BOND IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, TO THE COMPANY OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO

ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

Section 2.07.        Cancellation and/or Adjustment of Global Bonds.  At such time as all beneficial interests in a particular Global Bond have been exchanged for Certificated Bonds or a particular Global Bond has been redeemed, repurchased or canceled in whole and not in part, each such Global Bond shall be returned to or retained and canceled by the Corporate Trustee in accordance with Section 13 of the Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Bond is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Bond or for Certificated Bonds, the principal amount of Bonds of the Thirty-sixth Series represented by such Global Bond shall be reduced accordingly and an endorsement shall be made on such Global Bond, by the Corporate Trustee, the Bond Custodian or the Depositary at the direction of the Corporate Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Bond, such other Global Bond shall be increased accordingly and an endorsement shall be made on such Global Bond, by the Corporate Trustee, the Bond Custodian or by the Depositary at the direction of the Corporate Trustee, to reflect such increase.

Section 2.08.        General Provisions Relating to Transfers and Exchanges.

(a)           To permit registrations of transfers and exchanges, subject to this Article II, the Company shall execute and, upon the Company’s order, the Corporate Trustee or an Authenticating Agent shall authenticate Global Bonds and Certificated Bonds at the Registrar’s request.  The Corporate Trustee has been appointed as Registrar with respect to the Bonds.

(b)           None of the Company, the Trustees, the Paying Agent or the Registrar shall have any responsibility or obligation to any Participant, Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the Bonds or with respect to the delivery to any Participant, Indirect Participant or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Bonds.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Bonds and this Thirty-third Supplemental Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Bond).  The rights of beneficial owners in the Global Bond shall be exercised only through the Depositary subject to the applicable procedures.  The Company, the Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants and any Indirect Participants.  The Company, the Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Bond for all purposes of this Indenture relating to such Global Bond (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Bond) as the sole holder of such Global Bond and shall have no obligations to the beneficial owners thereof.  None of the Company, the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Bond, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Bond, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any Indirect Participant, or for any transfers of beneficial interests in any such Global Bond.

(c)           Notwithstanding the foregoing, with respect to any Global Bond, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Bond or shall impair, as between such Depositary and owners of beneficial interests in such Global Bond, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Bond.

ARTICLE III

Definitions
Section 3.01.        Definitions.

The following terms shall have the meanings provided herein for all purposes of this Supplemental Indenture, unless the context clearly requires otherwise (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agent” means any Registrar, paying agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Bond, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law or executive order to close in The City of New York.

“Bond Custodian” means the Trustee, as custodian with respect to the Bonds in global form, or any successor entity thereto.

“Certificated Bond” means a certificated Bond registered in the name of the Holder thereof and issued in accordance with the Mortgage as heretofore amended and supplemented, substantially in the form of Exhibit A hereto, except that such Bond shall not bear the Global Bond Legend and shall not have the “Schedule of Exchanges of Interests in the Global Bond” attached thereto.

“Depositary” has the meaning ascribed in Section 1.01 of this Thirty-third Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Bond Legend” means the legend set forth in Section 2.07(a) hereof to be placed on all Global Bonds issued under this Thirty-third Supplemental Indenture.

“Global Bonds” means a global bond substantially in the form of Exhibit A hereto bearing the Global Bond Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Bonds of the Thirty-sixth Series sold and issued in accordance with the Mortgage as heretofore amended and supplemented.

“Holder” means a Person in whose name a Bond is registered.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Bond through a Participant.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, association, joint-stock company, trust, joint venture, government, or any agency or political subdivision thereof or any other entity.

“Predecessor Bond” of any particular Bond means every previous Bond evidencing all or a portion of the same debt as that evidenced by such particular Bond; and, for the purposes of this definition, any Bond authenticated and delivered under Section 2 of the Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Bond shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Bond.

“Record Date” means, with respect to any Interest Payment Date, the April 30 or October 31 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Registrar” means the Person appointed by the Company to maintain the Bond register, in which register, subject to such reasonable regulations as the Company may prescribe, the Company shall provide for the registration of Bonds and for the exchange and transfer of Bonds.

“Securities Act” means the Securities Act of 1933, as amended.

“Stated Maturity” when used with respect to any obligation or any installment of principal thereof or interest thereon, means the date on which the principal of such obligation or such installment of principal (whether as a result of scheduled amortization or otherwise) or interest is due and payable (without regard to any provisions for redemption, prepayment, acceleration, purchase or extension).

ARTICLE IV

Reservation of Right to Make Amendments

Section 4.01.        The Company reserves the right, without any consent or other action by holders of Bonds of the Thirty-sixth Series, or bonds of any subsequent series, to make such amendments to the Mortgage (as supplemented) as shall be necessary in order to cause there to be excluded from the Mortgaged and Pledged Property and the Lien of the Mortgage (as supplemented) at all times, including, without limitation, in the event and following the date that either or both of the Trustees or a receiver of trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage (as supplemented) by reason of the occurrence of a Default as defined in Section 65 thereof, all of the Company’s right, title and interest, whenever arising or acquired, in, to and under all accounts (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York), all accounts receivable, all payments for goods sold or leased or for services rendered (whether or not they have been earned by performance), all rights in any merchandise or goods which any of the foregoing may represent, all rights, title, security and guaranties with respect to any or all of the foregoing, and all proceeds (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) of, and all collections from or with respect to, any or all of the foregoing.

ARTICLE V

Amendments to Mortgage

Section 5.01.        So long as any of the Bonds of the Thirty-sixth Series remain Outstanding, Section 7 of the Mortgage is amended by adding at the end thereof the following additional paragraphs:

If any bonds Outstanding at the date of a Net Earning Certificate (except any for the refunding of which the bonds applied for are to be issued) or any bonds then applied for in pending applications (including the application in connection with which such Net Earning Certificate is made) bear or are to bear interest at a variable rate or variable rates such that the interest requirements with respect to such bonds for any twelve (12) month period prior to the stated maturity date of such bonds are not determinable at the date of such Net Earning Certificate (any such bonds being referred to as “Variable Rate Bonds”), then (in lieu of setting forth the Annual Interest Requirements (as otherwise prescribed by this Section 7), such Net Earning Certificate shall (A) set forth (i) the sum of the amounts required by clauses (i) through (iv) of paragraph (B) of this Section 7 (in the case of such clauses (i) and (ii), excluding the interest requirements in respect of the Variable Rate Bonds) (the sum of such amounts being referred to herein and to be referred to in such Net Earning Certificate as the “Fixed Rate Interest Amount”), and (ii) the amount (referred to herein and to be referred to in such Net Earning Certificate as the “Maximum Permitted Variable Rate Interest Amount”) by which (x) one-half of the Adjusted Net Earnings of the Company set forth in such Net Earning Certificate, exceeds (y) the Fixed Rate Interest Amount set forth in such Net Earning Certificate, and (ii) if such Net Earning Certificate is accompanied by a certificate of an independent (as hereinafter defined) investment banking firm, signed by a managing director or officer thereof, to the effect that, based upon historical fluctuations in the indices upon which the variable rate or variable rates borne by the Variable Rate Bonds are based, and taking into account the margins to be added to or subtracted from such indices and/or any other adjustments to be made in determining such variable rate or variable rates and prevailing and projected conditions in the markets influencing such indices, such independent (as hereinafter defined) investment banking firm believes (or is of the view), as of the date of such certificate, that the aggregate amount of interest to be payable on all of the Variable Rate Bonds during any period of twelve (12) months prior to the stated maturity date last to occur of any of the Variable Rate Bonds will not exceed the Maximum Permitted Variable Rate Interest Amount (as calculated by the Company in such Net Earning Certificate without any responsibility on the part of such independent (as hereinafter defined) investment banking firm for the calculation thereof), such Net Earning Certificate shall be deemed for all purposes of the Mortgage (including, without limitation, Sections 26, 28 and 29 of the Mortgage) to show Adjusted Net Earnings of the Company to be as required by Section 27 of the Mortgage. As used in this Section 7, “independent” means, with respect to an investment banking firm that provides a certificate pursuant to this Section 7, that: (i) such investment banking firm is competent to provide such certificate (and such investment banking firm shall be conclusively presumed to be competent to provide such certificate if such investment banking firm is an investment banking firm of nationally recognized standing and engages in interest rate swap transactions in the ordinary course of its business); (ii) such investment banking firm does not have any direct or indirect investment in the Company or in any bonds that, as of the date of such certificate, are Outstanding or the subject of a pending application for authentication and delivery under the Mortgage (including, without limitation, any bonds that are subject of the Net Earning Certificate to which such certificate relates) or in any affiliate of the Company (other than de minimus amounts of loans or securities of the Company or affiliates of the Company held in its or its affiliates’ accounts and any investment in, or ownership of, additional securities or loans of the Company or affiliates of the Company resulting from its market making activities in the ordinary course of its business); (iii) such investment banking firm is not, and none of its officers or directors is, an affiliate of the Company; and (iv) such investment banking firm is not acting as an underwriter with respect to any bonds that are the subject of the Net Earning Certificate to which such certificate relates or as an arranger or provider of the loans, extensions of credit or other securities (if any) for which such bonds are collateral security.

If the Company is a successor corporation (within the meaning of Section 86 of this Indenture), the “Adjusted Net Earnings of the Company” as set forth in each Net Earning Certificate shall be calculated as described in the last two sentences of Section 86 of this Indenture.

Section 5.02.        So long as any of the Bonds of the Thirty-sixth Series remain Outstanding, Section 27 of the Mortgage is amended by adding at the end thereof the following additional sentence:

As described in the penultimate paragraph of Section 7 hereof, and subject to the conditions therein specified, a Net Earning Certificate shall be deemed to show

Adjusted Net Earnings of the Company to be as required by this Section 27 (without any necessity for such Net Earning Certificate to specify Annual Interest Requirements).

Section 5.03.        So long as any of the Bonds of the Thirty-sixth Series are Outstanding, Section 86 of the Mortgage is amended by adding at the end thereof the following additional sentences:

For the avoidance of any doubt, it is expressly stated that in the event that a successor corporation (having succeeded to and having been substituted for the Company in accordance with this Section 86) shall exercise any right under this Indenture (whether as to the issuance of additional bonds (including, without limitation, the Bonds of the Thirty-sixth Series), the withdrawal of cash, the release of property, the taking of credit under Section 39 or Section 40 hereof, or otherwise) and a Net Earning Certificate shall be required by the terms of this Indenture in connection therewith, the “Adjusted Net Earnings of the Company” shall be, and shall be stated in such Net Earning Certificate to be, the lesser of (A) the amount (for the applicable period selected in accordance with paragraph (A) of Section 7 of this Indenture) determined in accordance with paragraph (A) of Section 7 of this Indenture (and the other provisions of such Section 7 that are relevant to such paragraph) on the basis of (i) the items set forth in clauses (1), (2), (4) and (6) of paragraph (A) of such Section 7 being such portions of such items of such successor corporation as are reasonably allocated by such successor corporation to or from the Mortgaged and Pledged Property as a plant or plants and an operating system or operating systems (and if, on the date of a Net Earning Certificate, such successor corporation shall be a party to any other general or first mortgage indenture and deed of trust relating to property other than the Mortgaged and Pledged Property and the lien of such other mortgage indenture and deed of trust shall not have been discharged, such reasonable allocation shall be in a manner consistent with the manner of allocation utilized and/or to be utilized by such successor corporation in making calculations of the “Adjusted Net Earnings of the Company” (or other comparable term) under and as defined in such other mortgage indenture and deed of trust), (ii) the item set forth in clause (8) of paragraph (A) of such Section 7 being calculated without regard to income (net) derived from any electric and/or gas utility business of the successor corporation in which the Mortgaged and Pledged Property is not utilized (but otherwise in accordance with such Section 7), and (iii) the item set forth in clause (10) of paragraph (A) of such Section 7 being calculated without regard to sub-clause (b) of such clause and without regard to the proviso to such clause (but otherwise in accordance with such clause), and (B) the amount (for the applicable period selected in accordance with paragraph (A) of Section 7 of this Indenture) determined in accordance with paragraph (A) of Section 7 of this Indenture (and the other provisions of such Section 7 that are relevant to such paragraph) (without any allocation or distinction as to the derivation of the items set forth in any of the clauses of paragraph (A) of such Section 7, other than allocation or distinction between (i) the electric and/or gas utility business or businesses in which such successor corporation is engaged (whether or not the Mortgaged and

Pledged Property is utilized in connection therewith), and (ii) the other business or businesses in which such successor corporation is engaged (with such other business or businesses being given effect under the items set forth in clauses (8) and (10) of paragraph (A) of such Section 7)). Each such Net Earning Certificate shall contain a statement of the signers of such Net Earning Certificate that, in the opinion of such signers, the allocations made in the calculations of “Adjusted Net Earnings of the Company” as set forth in such Net Earning Certificate are in accordance with the requirements of the preceding sentence of this Section 86.

Section 5.04         For so long as any Bonds of the Thirty-sixth Series are Outstanding, the Company shall not subject, or permit to be subjected, any Mortgaged and Pledged Property under the Mortgage to the lien of the Company’s General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, as amended and supplemented.

ARTICLE VI

Miscellaneous Provisions

Section 6.01.       Subject to the amendments provided for in this Thirty-third Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Thirty-third Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

Section 6.02.        The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirty-third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Thirty-third Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Thirty-third Supplemental Indenture.

Section 6.03.        Whenever in this Thirty-third Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirty-third Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees shall, subject as aforesaid, bind and inure to the respective benefit of the respective successors and assigns of such parties, whether so expressed or not.

Section 6.04.        Nothing in this Thirty-third Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the

Indenture, any right, remedy or claim under or by reason of this Thirty-third Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-third Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Indenture.

Section 6.05.        This Thirty-third Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, NORTHWESTERN CORPORATION has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, and its seal to be attested by its Corporate Secretary or one of its Assistant Corporate Secretaries for and in its behalf, and THE BANK OF NEW YORK MELLON, in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Assistant Vice Presidents, and its corporate seal to be attested by one of its Assistant Vice Presidents, Assistant Secretaries or Assistant Treasurers, and PHILIP L. WATSON, for all like purposes, has hereunto set his hand and affixed his seal, as of the day and year first above written.

NORTHWESTERN CORPORATION

By:	/s/ Brian B. Bird
Brian B. Bird Vice President and Chief Financial Officer

[SEAL]

Attest:

/s/ Emily Larkin
Emily Larkin Assistant Corporate Secretary

Executed, sealed and delivered by

NORTHWESTERN CORPORATION
in the presence of:

/s/ Kendall Kliewer

/s/ Timothy P. Olson

[Signature Page to the Thirty-third Supplemental Indenture]

STATE OF SOUTH DAKOTA  )
                                                    ) ss.
COUNTY OF MINNEHAHA    )

This instrument was acknowledged before me on this 12th day of November, 2014, by Brian B. Bird, Vice President, of NORTHWESTERN CORPORATION, a Delaware corporation.

/s/ McKenzie Davis
Notary Public
[SEAL]
My commission expires: 7/26/2019.

[Acknowledgment to the Thirty-third Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Corporate Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

[SEAL]

Attest:

/s/ Jose Alcantara
Name: Jose Alcantara
Title: Vice President

Executed, sealed and delivered by
THE BANK OF NEW YORK MELLON and
PHILIP L. WATSON in the presence of:

/s/ [illegible]

/s/ [illegible]

[Signature Page to the Thirty-third Supplemental Indenture]

STATE OF NEW YORK         )
                                                 ) ss.
COUNTY OF NEW YORK    )

This instrument was acknowledged before me on this 13th day of November, 2014, by Latoya S. Elvin, Vice President of THE BANK OF NEW YORK MELLON, a New York corporation.

/s/ David J. O’Brien
Notary Public

[Acknowledgment to the Thirty-third Supplemental Indenture]

/s/ Philip L. Watson [L.S.]
Philip L. Watson, as Co-Trustee

Executed and delivered by
Philip L. Watson in the presence of:

/s/ [illegible]

/s/ [illegible]

[Signature Page to the Thirty-third Supplemental Indenture]

STATE OF NEW YORK        )
                                                ) ss.
COUNTY OF NEW YORK   )

This instrument was acknowledged before me on this 13th day of November, 2014, by Philip L. Watson, as Co-Trustee under the Mortgage and Deed of Trust dated as of October 1, 1945, with NorthWestern Corporation.

/s/ Danny Lee
Notary Public

[Acknowledgment Page to the Thirty-third Supplemental Indenture]

EXHIBIT A

FORM OF BOND
(FACE OF BOND)

[Insert the Global Bond Legend, if applicable, pursuant to the provisions of the Thirty-third Supplemental Indenture]

NORTHWESTERN CORPORATION
FIRST MORTGAGE BOND, 4.176% SERIES DUE 2044

No. TR-[______]	CUSIP:___________
[Initially]1 $______________

NORTHWESTERN CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to [______________________] [Cede & Co.]2 or its registered assigns, on November 15, 2044, at the office or agency of the Company in the Borough of Manhattan, The City of New York, $______________ dollars [(or such other amount as set forth in the Schedule of Exchanges of Interests in the Global Bond)]3 in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay to the registered owner hereof interest thereon from the date of first authentication of Bonds of the series herein designated, at the rate per annum of 4.176% (computed on the basis of a 360-day year of twelve 30-day months), in like coin or currency at such office or agency on  May 15 and November 15 in each year, until the Company’s obligation with respect to the payment of such principal shall have been discharged; provided, however that, to the extent permitted by law, during the continuance of a Default, the interest rate shall be a rate per annum from time to time equal to the greater of (i) the Interest Rate plus 2% or (ii) 2% over the rate of interest publicly announced by The Bank of New York Mellon from time to time in New York, New York as its “base” or “prime” rate.

This Bond is issued by the Company pursuant to the Thirty-third Supplemental Indenture (as hereinafter defined). The terms of this Bond shall be those specified herein and pursuant to the Mortgage (as hereinafter defined), as heretofore amended and supplemented, including by the Thirty-third Supplemental Indenture.

The provisions of this Bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though set fully forth at this place.

1 This should be included only if the Bond is issued in global form.
2 This should be included only if the Bond is issued in global form.
3 This should be included only if the Bond is issued in global form.

This Bond shall not become obligatory until The Bank of New York Mellon, the Corporate Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

IN WITNESS WHEREOF, NORTHWESTERN CORPORATION has caused this instrument to be signed in its corporate name by its Chairman of the Board or its President or one of its Vice-Presidents by his signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his/her signature or a facsimile thereof.

Dated:	.

NORTHWESTERN CORPORATION

By

Attest:

CORPORATE TRUSTEE’S AUTHENTICATION CERTIFICATE

This Bond is one of the Bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.

THE BANK OF NEW YORK MELLON,
as Corporate Trustee

By
Authorized Signatory

(REVERSE OF BOND)

General

This Bond is one of an issue of Bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds, 4.176% Series due 2044, all Bonds of all series issued and to be issued under and equally secured by (except in so far as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the Bonds of any particular series) a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, called the “Mortgage”), dated as of October 1, 1945, executed by the Company to Guaranty Trust Company of New York (The Bank of New York Mellon, successor) and Arthur E. Burke (Philip L. Watson, successor), as Trustees. Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the Bonds and of the Trustees in respect thereof, the duties and immunities of the Trustees and the terms and conditions upon which the Bonds are, and are to be, secured and the circumstances under which additional Bonds may be issued. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the Bonds and/or coupons and/or the terms and provisions of the Mortgage may be modified or altered by affirmative vote of the holders of at least 66 2/3% in principal amount of the Bonds then outstanding under the Mortgage and, if the rights of the holders of one or more, but less than all, series of Bonds then outstanding are to be affected, then also by affirmative vote of the holders of at least 66 2/3% in principal amount of the Bonds then outstanding of each series of Bonds so to be affected (excluding in any case Bonds disqualified from voting by reason of the Company’s interest therein as provided in the Mortgage); provided that, without the consent of the holder hereof, no such modification or alteration shall, among other things, impair or affect the right of the holder to receive payment of the principal of (and premium, if any) and interest on this Bond, on or after the respective due dates expressed herein, or permit the creation of any lien equal or prior to the lien of the Mortgage or deprive the holder of the benefit of a lien on the mortgaged and pledged property.

The principal hereof may be declared or may become due prior to the maturity date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a Default as in the Mortgage provided.

This Bond is transferable as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this Bond, and upon payment, if the Company shall require it, of the transfer charges provided for in the Thirty-third Supplemental Indenture hereinafter referred to, and, thereupon, a new fully registered Bond of the same series for a like principal amount will be issued to the transferee in exchange herefor as provided in the Mortgage; provided that, this Bond shall also be subject to the restrictions on transfer and exchange that appear above. The Company and the Trustees may deem and treat the person in whose name this Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustees shall be affected by any notice to the contrary.

In the manner prescribed in the Mortgage, any Bonds of this series, upon surrender thereof, for cancellation, at the office or agency of the Company in the Borough of Manhattan, The City of New York, are exchangeable for a like aggregate principal amount of registered Bonds of the same series of other authorized denominations.

No recourse shall be had for the payment of the principal of or interest on this Bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Mortgage.

Capitalized terms used in this Bond shall have the meanings ascribed to them in the Thirty-third Supplemental Indenture hereinafter referred to or in the Mortgage.

Interest

The Bonds shall bear interest for each Interest Period (as hereinafter defined) at a rate per annum of 4.176% (the “Interest Rate”), as set forth in Section 1.03 of the Thirty-third Supplemental Indenture, dated as of November 1, 2014, between the Company and the Trustees (such supplemental indenture, the “Thirty-third Supplemental Indenture”).

The period commencing on an Interest Payment Date and ending on the day next preceding the next succeeding Interest Payment Date shall be an “Interest Period,” provided that the first Interest Period shall begin on [the date of the first authentication of the Bonds]4 and extend through May 14, 2015, the day preceding the first Interest Payment Date.  Interest on this Bond shall accrue from the date of the first authentication of the Bonds to the first Interest Payment Date and, thereafter, shall accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Interest payments for the Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If (x) an Interest Payment Date falls on a day that is not a Business Day, subject to clause (y) such Interest Payment Date will be the immediately succeeding Business Day with the same force and effect as if made on the original Interest Payment Date, and no interest shall accrue for the period from and after such original Interest Payment Date, and (y) any payment of principal of or Make-Whole Amount on any Bond (including principal due on the Redemption Date or Stated Maturity of such Bond) and the accrued interest thereon that is due on a date that is not a Business Day shall be made on the next succeeding Business Day with the same force and effect as if made on the scheduled due date, except that in calculating the accrued interest due on such next succeeding Business Day the additional days elapsed shall be included. All dollar amounts resulting from such calculation will be rounded, if necessary, to the nearest cent with one-half cent rounded upward.

4 For Bonds issued on November 14, 2014.

Interest on any Bond which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Bond (or one or more Predecessor Bonds) is registered at the close of business on the Record Date for such interest; provided, however, that interest payable at maturity (whether the stated maturity or maturity resulting from declaration of acceleration, call for redemption or otherwise) shall be payable to the Person to whom the principal of such Bond shall be payable.

Reopening of Series

Subject to the terms and conditions of the Mortgage with respect to the basis for the authentication and delivery of bonds, the Bonds of the Thirty-sixth Series may be reopened and additional Bonds of the Thirty-sixth Series may be issued in excess of the amount initially authenticated and delivered, provided that such additional Bonds of the Thirty-sixth Series will contain the same terms (including the stated maturity and interest rate), except for the price to the public and issue date, as the other Bonds of the Thirty-sixth Series. Any such additional Bonds of the Thirty-sixth Series, together with the Bonds of the Thirty-sixth Series initially authenticated, shall constitute a single series under the Mortgage; provided, that such additional Bonds shall not be issued with the same CUSIP, if any, as such Bonds initially authenticated, unless such additional Bonds are fungible with such initially authenticated Bonds for U.S. federal income tax purposes.

Redemption

The Bonds of the Thirty-sixth Series shall be redeemable at the option of the Company in whole or in part at any time and from time to time, prior to maturity, upon notice to the Holders of such Bonds of the Thirty-sixth Series at his, her or its address last appearing in the Bond Register by first class mail, mailed not less than 30 days but not more than 60 days prior to the date on which such Bonds of the Thirty-sixth Series are fixed to be redeemed (such date fixed for redemption, the “Optional Redemption Date”), in cash at a redemption price (the “Optional Redemption Price”) equal to (i) the sum of: (A) one hundred per centum (100%) of the principal amount of Bonds of the Thirty-sixth Series to be redeemed then Outstanding, and (B) if the Optional Redemption Date is earlier than May 15, 2044, the Make-Whole Amount, if any; plus (ii) accrued and unpaid interest to the Optional Redemption Date.  If the Optional Redemption Date is on or after May 15, 2044, any Bonds of the Thirty-sixth Series to be redeemed shall be redeemed at an Optional Redemption Price equal to 100% of the principal amount of such Bonds to be redeemed, plus accrued and unpaid interest to the Optional Redemption Date.

Bonds of the Thirty-sixth Series shall be subject to mandatory redemption subject to the requirements of the Indenture in whole but not in part if the transaction contemplated by that certain purchase and sale agreement dated as of September 26, 2013 (the “Acquisition Agreement”) by and between the Company and PPL Montana, LLC related to the Company’s pending acquisition of certain hydro-electric generating facilities located in Montana (the “Hydro Transaction”) does not close on or before February 15, 2015 or is terminated at any time on or prior to February 15, 2015, for cash on the Special Mandatory Redemption Date (as defined below), at a special mandatory redemption price (the “Special Mandatory Redemption Price”) for each $1,000 principal amount of Bonds of the Thirty-sixth Series to be redeemed equal to the sum of (i) $1,010 and (ii) accrued and unpaid interest on such Bonds of the Thirty-sixth Series to, but excluding, the Special Mandatory Redemption Date.  The “Special Mandatory Redemption Date” shall mean the earlier to occur of (i) March 30, 2015, if the Hydro Transaction has not closed on or before February 15, 2015, and (ii) forty days following the termination of the Acquisition Agreement.  Notice of such special mandatory redemption shall be sent in accordance with the requirements of the Indenture promptly following the occurrence of the event triggering redemption.  On the date that funds sufficient to pay the Special Mandatory Redemption Price of the Bonds of Thirty-sixth Series on the Special Mandatory Redemption Date are deposited with the Paying Agent or the Corporate Trustee, the Bonds of the Thirty-sixth Series will cease to accrue interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the Bonds of the Thirty-sixth Series shall terminate.  The provisions relating to special mandatory redemption may not be waived or modified without the written consent of Holders of at least ninety percent (90%) of the outstanding principal amount of the Bonds of the Thirty-sixth Series.

Any notice of intention to redeem pursuant to the first paragraph above need not specify the Optional Redemption Price but shall be sufficient if it sets forth in brief terms the manner in which such price is to be calculated.  Each redemption notice shall specify the Optional Redemption Date or the Special Mandatory Redemption Date (which shall be a Business Day), as applicable, the aggregate principal amount of the Bonds to be redeemed on such date, the principal amount of each Bond held by such Holder to be redeemed, and the interest to be paid on the Optional Redemption Date or the Special Mandatory Redemption Date, as applicable, with respect to such principal amount being redeemed, and shall be accompanied, in the case of redemption pursuant to the first paragraph above, by a certificate of an officer of the Company as to the estimated Make-Whole Amount, if any, due in connection with such redemption (calculated as if the date of such notice were the Optional Redemption Date), setting forth the details of such computation.  Two Business Days prior to the Optional Redemption Date, the Company shall deliver to each Holder of such Bonds, with a copy to the Corporate Trustee, a certificate of an officer specifying the calculation of such Make-Whole Amount, if any, as of the specified Optional Redemption Date.

The term “Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Bond, the principal of such Bond that is to be prepaid pursuant to Section 1.02(b)(i) of the Thirty-third Supplemental Indenture.

“Discounted Value” means, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Bond is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Bond, .20% (20 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Bond, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 1.02(b)(i) of the Thirty-third Supplemental Indenture.

“Settlement Date” means, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be prepaid pursuant to Section 1.02(b)(i) of the Thirty-third Supplemental Indenture.

The Corporate Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in acting upon the calculation by the Company of any Optional Redemption Price or the Special Mandatory Redemption Price of the Bonds.

The Company shall not be required to make transfers or exchanges of Bonds for a period of ten (10) days next preceding any Interest Payment Date, or next preceding any designation of Bonds to be redeemed.  The Company shall not be required to make transfers or exchanges of any Bonds designated in whole or in part for redemption.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL BOND5

The following exchanges of a part of this Global Bond for an interest in another Global Bond or for a Certificated Bond, or exchanges of a part of another Global Bond or Certificated Bond for an interest in this Global Bond, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Bond	Amount of increase in Principal Amount of this Global Bond	Principal Amount of this Global Bond following such decrease (or increase)	Signature of authorized officer of Corporate Trustee or Bond Custodian

5 This should be included only if the Bond is issued in global form.